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                                                                     EXHIBIT 3.4

                            CERTIFICATE OF AMENDMENT
                                       TO
                          CERTIFICATE OF DESIGNATIONS
                                       OF
                      SERIES A CONVERTIBLE PREFERRED STOCK
                                       OF
                              QUALMARK CORPORATION


     QUALMARK CORPORATION (the "Corporation"), a Colorado corporation duly organized and existing under the Colorado Business Corporation Act, does hereby certify that the following resolutions were adopted by the Board of Directors of the Corporation at a meeting duly called and held on April 20, 2001:

     WHEREAS, the Board of Directors filed a Certificate of Designations on September 2, 1999, designating 502,326 shares of Series A Convertible Preferred Stock; and

     WHEREAS, the Board deems it is in the best interest of the Corporation to increase the number of shares designated as Series A Convertible Preferred Stock, and it is therefore,

     RESOLVED, that the number of shares designated as Series A Convertible Preferred Stock be increased to 692,951 shares and the introductory resolution of the Certificate of Designations filed by the Corporation with the Secretary of State of Colorado on September 2, 1999, is hereby amended to read as follows:

          "RESOLVED, that, pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation in accordance with the provisions of its Articles of Incorporation, a series of Preferred Stock of the Corporation be and hereby is established, consisting of 692,951 shares, no par value per share, to be designated the "Series
          A Convertible Preferred Stock" (hereinafter, "Series A Preferred Stock"); that the Board of Directors be and hereby is authorized to issue such shares of Series A Preferred Stock from time to time and for such consideration and on such term as the Board of Directors shall determine; and that, subject to the limitations provided by law and by the Articles of Incorporation, the voting powers, preferences and relative, participating, optional and other rights, and qualifications, limitations and restrictions thereof shall be as follows:"

     FURTHER RESOLVED, that all of the other provisions of said Certificate of Designation shall remain in full force and effect.

     Dated: April 30, 2001

                                        QUALMARK CORPORATION

                                        By: /s/    Charles D. Johnston
                                           -------------------------------------
                                            Charles D. Johnston
                                            President and CEO

STATE OF COLORADO)
                 ) ss
COUNTY OF ADAMS  )

     Subscribed and sworn to before me this 30 day of April, 2001, by Charles Johnston, who is Corporate Secretary of QualMark Corporation.

     Witness my hand and official seal.

     My commission expires 4-19-2003.       /s/    Patricia L. Weeks
                                           -------------------------------------
                                             Notary Public

          [NOTARY PUBLIC SEAL - PATRICIA L. WEEKS - STATE OF COLORADO]